NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.
RE: 2008 ANNUAL MEETING OF SHAREHOLDERS OF NATIONAL FUEL GAS COMPANY
February 21, 2008
Dear Fellow Shareholder:
Please accept our thanks for sending in your Blue Proxy Card.
To avoid any possible dispute as to the validity of your proxy for the reason(s) indicated below, we are requesting that you sign, date and mail the enclosed additional Blue Proxy Card with the correction indicated below in the self-addressed envelope provided for your convenience. This Proxy will automatically revoke any previously granted proxy when it is returned.
☐	Your previous Blue proxy was unsigned. (If signing as attorney, executor, administrator, personal representative of an estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

☐	Your previous Blue proxy was undated. (Please date, sign and return the enclosed Blue Proxy Card in the enclosed envelope.)

☐	Your previous Blue proxy omitted your title or authority. (If signing as attorney, executor, administrator, personal representative of an estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

☐	Your previous Blue proxy, as signed, did not conform to the name shown on the proxy. (Please date and sign the enclosed Blue proxy card exactly as the registration appears on the proxy, including your full title if signing other than in an individual capacity.) If the registration is in the name of a custodian for the benefit of a minor, the custodian must sign and indicate his/her capacity. If you are a beneficiary 18 years or older, you may sign as long as you indicate your age.

☐	Your previous Blue proxy was not signed by all joint owners. (If shares are registered in the name of more than one person, each such person should sign the enclosed Blue Proxy Card. If a joint tenant is deceased, please indicate that you are the surviving joint owner.)

☐	Your previous Blue proxy, as marked, did not clearly specify your instructions. Please sign, date and clearly mark your proxy.

☐	Other

Since time is of the essence, we encourage you to vote your shares by telephone or Internet by following the simple instructions on the enclosed Blue Proxy Card. Otherwise, we would greatly appreciate your signing, dating and returning the enclosed Blue Proxy Card as soon as possible in the envelope provided. If you have any questions, please call Innisfree M&A Incorporated, the firm assisting us, toll-free at
877-456-3422. Once again, we greatly appreciate your support.
Sincerely,
NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.